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                                                                    EXHIBIT 99.6

                       FORM OF PROXY CARD OF SURVIVALINK



PROXY
                               [SURVIVALINK LOGO]
                        SPECIAL MEETING OF SHAREHOLDERS
                               day,           , 2001
                         :   A.M. Central Daylight Time
                                   [Location]
                                   [Address]

This proxy is solicited by the Board of Directors of the Company for the
Special Meeting of Shareholders to be held on            , 2001.

The undersigned hereby appoints John Brintnall and Mark Wagner, and each of them, with full power of substitution, to represent the undersigned and to vote all of the shares of Series A preferred stock, Series B preferred stock and common stock of Survivalink Corporation, a Minnesota corporation (the "Company"), which the undersigned is entitled to vote at the Special Meeting of
Shareholders of the Company to be held at                   ,          , 2001,
at   :   A.M. Central Daylight Time, and at any adjournment or postponement thereof as hereinafter specified upon the proposals listed on the reverse side and as more particularly described in the Proxy Statement of the Company dated
          , 2001 (the "Proxy Statement"), receipt of which is hereby acknowledged.


THE SHARES REPRESENTED HEREBY SHALL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, SUCH SHARES SHALL BE VOTED FOR PROPOSAL 1, PROPOSAL 2 AND PROPOSAL 3.

VOTE BY MAIL
[Instructions]

OR

VOTE BY FAX
[Instructions]

                  Continued and to be signed on reverse side.


  A vote FOR the following proposals is recommended by the Board of Directors

1. Proposal to approve an amendment to the        [_] FOR    [_] AGAINST   [_] ABSTAIN
   articles of incorporation of Survivalink
   Corporation, which will decrease the number of
   authorized shares of series A preferred stock
   and series B preferred stock.


2. Proposal to approve and adopt the Second       [_] FOR    [_] AGAINST   [_] ABSTAIN
   Amended and Restated Agreement and Plan of
   Merger among Cardiac Science, Inc., Cardiac
   Science Acquisition Corp., and Survivalink
   Corporation, dated as of August 3, 2001. Under
   the merger agreement, Survivalink Corporation
   will merge with and into Cardiac Science
   Acquisition Corp., and become a wholly owned
   subsidiary of Cardiac Science. Each
   outstanding share of Survivalink common stock
   and Survivalink preferred stock will be
   converted into the right to receive a
   combination of cash, notes, and shares of
   Cardiac Science common stock.

3. Proposal to approve any payments to            [_] FOR    [_] AGAINST   [_] ABSTAIN
   executive officers of Survivalink in
   connection with the merger that separately or
   in the aggregate could or would result in the
   payment of any "excess parachute payments"
   within the meaning of Section 280G of the
   Internal Revenue Code.

                                       Date: ____________________________, 2001

                                       ________________________________________
                                                      Signature

                                       Please sign here. If shares of stock
                                       are held jointly, both or all of such
                                       persons should sign. Corporate or
                                       partnership proxies should be signed in
                                       full corporate or partnership name by
                                       an authorized person. Persons signing
                                       in a fiduciary capacity should indicate
                                       their full titles in such capacity.